Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REPORTS SECOND-QUARTER SALES OF $769.0 MILLION

CHESAPEAKE, Va. – August 4, 2005 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal second quarter of 2005 were $769.0 million, a 9.2% increase compared to $704.2 million in last year’s fiscal second quarter. These sales results were within the range of the Company’s most recent guidance of $755 to $770 million. Comparable-store sales for the quarter declined 1.5%.

“We continue to believe that most of the benefit of our process improvement and 2005 initiatives will be recognized in the second half of the year,” President and CEO Bob Sasser said. “While high fuel prices continue to impact our customers and put pressure on our transportation costs, we expect the expansion of our tender types and increased item-focused marketing will have a positive sales impact.”

The Company now expects diluted earnings per share for the quarter will approximate the low end of the previous guidance range of $0.25 to $0.27.

The Company will provide more detailed information about its second quarter 2005 operating results and guidance for the third fiscal quarter during its upcoming earnings conference call scheduled for Wednesday, August 24, 2005, 9:00 a.m. EDT. The telephone number for the call is 703-639-1163. A recorded version of the call will be available until midnight Tuesday, August 30, and may be accessed by dialing 703-925-2533 and the access code is 750327. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Tuesday, August 30.

Dollar Tree operated 2,856 stores in 48 states as of July 30, 2005, compared to 2,612 stores in 48 states a year ago. During the second fiscal quarter of 2005, the Company opened 74 stores, closed 9 stores, and expanded or relocated 27 stores. The Company’s retail selling square footage totaled approximately 22.2 million at July 30, 2005, an 18.7% increase compared to a year ago. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward -looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward - looking statements include statements regarding our expectations for 2005 initiatives, economic pressures, merchandise trends, sales, and second-quarter earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 14, 2005 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q filed June 9, 2005. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Kent Kleeberger
757-321-5000
www.DollarTree.com